Vote your proxy today

Vote your proxy today

Dear Investor,

There’s still time to vote. We recently sent you proxy materials concerning important proposals affecting your fund(s). The proposals will be considered at a Joint Special Meeting of Shareholders on July 25, 2018, at 8 a.m. ET, at the offices of T. Rowe Price Associates, Inc., located at 100 East Pratt Street, Baltimore, Maryland 21202. If you have not already voted on these proposals, we encourage you to follow the voting instructions included on the proxy card that was included with your proxy materials.

The directors of the T. Rowe Price mutual funds are seeking your vote on the election of new fund directors. Mutual fund directors oversee the funds and are responsible for looking after the interests of shareholders. In addition to the election of directors, we are seeking your vote on certain policy proposals for some of the funds that will help T. Rowe Price manage the funds more effectively. The Proxy Statement we sent to you contains important information regarding each of the proposals that you and other shareholders are being asked to consider.

You should have received your proxy statement and proxy card by U.S. mail or by email if you owned shares of at least one T. Rowe Price fund as of April 26, 2018, which is the record date for the proxy.

Each T. Rowe Price fund is owned by its shareholders, so, no matter how many shares you own, your vote is important to us.

Thank you for investing with T. Rowe Price and voting your proxy.

VOTE NOW

Vote your proxy today

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